[LOGO]
First Niagara
        Financial Group, Inc.

               First Niagara Names John R. Koelmel President & CEO
              Company also elects Koelmel to its Board of Directors

LOCKPORT, N.Y., February 20, 2007 -- First Niagara Financial Group, Inc. (NASDAQ: FNFG), the holding company for First Niagara Bank, announced today that its Board of Directors named John R. Koelmel President and Chief Executive Officer of both First Niagara Financial Group and First Niagara Bank. Mr. Koelmel was appointed President and Chief Operating Officer and Acting Chief Executive Officer of First Niagara Financial Group and First Niagara Bank on December 8, 2006. Today, the Board also elected Koelmel as a Director of the Bank and the Company.

Chairman of the First Niagara Board Robert G. Weber commented, "First Niagara's Board of Directors named John Koelmel as President and Chief Executive Officer and a Director of the Company today, signaling our satisfaction with the results achieved and the direction he is taking First Niagara since assuming leadership of the Company in early December. His transition into the role has been seamless and he has restructured the Company to be a flatter, leaner organization with a sharper focus on efficiency and our best and most profitable opportunities. We have great confidence in John and his team continuing to profitably grow the business and strengthen our financial results in a challenging business environment while moving us toward our goal of becoming a high performance financial institution."

With today's election of Mr. Koelmel as a Director, First Niagara's Board now has ten Directors.

Mr. Koelmel, 54, joined First Niagara as Executive Vice President and Chief Financial Officer in January 2004. Prior to joining First Niagara, he served as Chief Administrative Officer of Financial Institutions, Inc. following a 26 year career at KPMG LLP. A CPA, Mr. Koelmel earned a bachelor's degree in economics and accounting from College of the Holy Cross.

Profile - First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $7.9 billion and deposits of $5.7 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 119 branches and several financial services subsidiaries across New York State.

                                     -more-

FNFG CEO
PAGE 2

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward- looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:
(1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn;
(4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contact
---------------
Leslie G. Garrity..........Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com